Exhibit 10.2

February 23, 2017

Scott Caldwell

12211 86th Ave. NE

Kirkland, WA 98034

Dear Scott:

BSQUARE Corporation is pleased to extend to you revised terms of employment as the company's Worldwide Vice President of Sales. This letter agreement supersedes your existing employment letter agreement(s), if any. This letter agreement does not supersede or modify the proprietary rights agreement between you and Bsquare dated June 26, 2006.

You will report to Jerry Chase, President and Chief Executive Officer, and will be paid every other week at a rate equivalent to an annual salary of $250,000.00 ("Base Salary"), subject to review annually. Your principal place of employment will be at our headquarters in Bellevue, Washington, with business travel as needed to meet the responsibilities of your role. The effective date of your revised terms of employment under this letter agreement is January 1, 2017.

Incentive Compensation

You will participate in our Annual Bonus Plan ("ABP" or "Incentive Plan"). Your annual target bonus will be 60% of your Base Salary at 100% achievement. The ABP is structured such that no bonuses are paid until Bsquare achieves certain financial targets and you achieve individual objectives that you and the CEO agree upon. Bonuses are paid annually, by March 15 following the close of our fiscal year, and are payable at the sole discretion of the Compensation Committee of Bsquare's Board of Directors (the "Board"). You must remain continuously employed by the company through the end of the calendar year to be eligible to receive any bonus payout for that calendar year, except as otherwise specifically set out below.

Benefits

You will continue to be eligible to participate in the employee benefit plans and programs generally available to our employees. These plans and programs are subject to our policies in effect from time to time, as well as the eligibility and other terms of these plans and programs. Currently they include:

•	group medical, dental, and vision coverage, with flexible spending accounts (FSA);
•	life insurance and short- and long-term disability benefits, subject to waiting periods;
•	401(k) retirement plan with company matching contributions;
•	Employee Assistance Program and Emergency Travel Assistance Program;
•	Paid Time Off (PTO) at the applicable accrual rate based on your years of service to Bsquare; and
•	Nine (9) Company-paid holidays and two (2) floating Company-paid holidays per calendar year.

Rev201702-1

Bsquare reserves the right to modify or terminate any of its benefit plans or programs at any time and for any reason.

Termination and Change of Control Benefits

Except as provided in the next paragraph, if your employment is terminated by Bsquare when neither "cause" nor "long-term disability" exists, and provided that you release Bsquare and its agents from any and all employment-related claims in a signed, written release satisfactory in form and substance to Bsquare, (i) you will be entitled to receive severance equal to [6] months of your then-effective annual Base Salary, (ii) you will be eligible for continued COBRA coverage at our expense for a period of [6] months following your termination date, and (iii) any Incentive Plan bonus amount to which you would have otherwise been entitled as determined at Bsquare ts sole discretion will be payable pro rata based on your termination date. The foregoing severance payments will be paid out on regular payroll days post termination, subject to legally required and any individually agreed upon payroll deductions. During the period subsequent to your termination date in which you are being paid such severance amounts, you would not be considered an employee and would therefore receive no Paid Time Off accrual, nor would you be entitled to benefits under the company's health and welfare plans or retirement savings plan as an active employee, except as otherwise provided herein.

Immediately prior to consummation of a Change of Control, all of your unvested stock options and restricted stock units will become fully vested and immediately exercisable. In addition, if your employment is terminated by Bsquare or any successor thereto within [9] months following a Change of Control when neither "cause" nor "long-term disability" exists or if you terminate your employment for "good reason," and provided that you release Bsquare and any successor thereto and its respective agents from any and all employment-related claims in a signed, written release satisfactory in form and substance to the company or any successor thereto, you will be entitled to receive a one-time lump sum severance payment equal to (i) [9] months of your then-effective annual Base Salary plus (ii) [66%] of your Incentive Plan target bonus as may be modified from time to time by the Compensation Committee of the Board, and you will be eligible for continued COBRA coverage at the company's expense for a period of [9] months following your termination date. The foregoing severance payments will be in lieu of the severance payments described in the preceding paragraph, and after expiration of the [9]-month period following a Change of Control, you will continue to be entitled to receive the severance payments described in the preceding paragraph on the terms and conditions set forth therein.

For purposes hereof, "cause," "good reason" and "Change of Control" are defined on Attachment A hereto, and "long-term disability" is defined in the company's sponsored Long-Term Disability group insurance plan.

No severance will be payable hereunder unless the release described herein has been signed and become effective within 60 days from the date of termination (the "Release Deadline"). Upon the release becoming effective, any severance payable hereunder will be payable commencing on or as soon as administratively practicable after the Release Deadline.

Tax Matters

In the event the termination occurs at a time during the calendar year when the release could become effective in the calendar year following the calendar year in which your termination occurs, then any payments hereunder that would be considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder

("Section 409A") will be paid commencing on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, the Release Deadline.

Notwithstanding any other provision of this letter agreement, if at the time of the termination of your employment, you are a "specified employee," determined in accordance with Section 409A, any payments and benefits provided hereunder that constitute "nonqualified deferred compensation" subject to Section 409A that are provided on account of separation from service will not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the "Specified Employee Payment Date"). The aggregate amount of any payments that would otherwise have been made during such six-month period will be paid in a lump sum on the Specified Employee Payment Date without interest, and thereafter, any remaining payments will be paid without delay in accordance with their original schedule.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the company agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

Furthermore, notwithstanding any other provision of this letter agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the company or any successor to you or for your benefit pursuant to the terms of this letter agreement or otherwise ("Covered Payments") would constitute parachute payments within the meaning of Section 280G of the Code and be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the "Excise Tax"), then the Covered Payments will be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. Any determination required under this paragraph, including whether any payments or benefits are parachute payments and whether and the extent to which any reduction in the Covered Payments is required, will be made by the company in its sole discretion consistent with the requirements of Section 409A. You will provide the company with such information and documents as the company may reasonably request in order to make a determination under this paragraph. The company's determinations will be final and binding on the company and you.

At-Will Employment

Your employment with Bsquare will be for no specific period of time. Rather, your employment will be at-will. meaning that you or Bsquare may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the company.

If you have any questions, please don't hesitate to call me. If you wish to accept these revised terms of your employment with Bsquare, please sign below and return this letter to me.

Sincerely,	Acknowledged and agreed:
BSQUARE CORPORATION

ATTACHMENT A

For purposes of this letter agreement, "cause" means and is limited to dishonesty, fraud, commission of a felony or of a crime involving moral turpitude, destruction or theft of company property, physical attack to a fellow employee, intoxication at work, use of controlled substances or alcohol to an extent that materially impairs your performance of your duties, willful malfeasance or gross negligence in the performance of your duties, violation of law in the course of employment that has a material adverse impact on the company or its employees, your failure or refusal to perform your duties, your failure or refusal to follow reasonable instructions or directions, misconduct materially injurious to the company, neglect of duty, poor job performance, or any material breach of your duties or obligations to the company that results in material harm to the company.

For purposes hereof, "neglect of duty" means and is limited to the following circumstances: (i) you have, in one or more material respects, failed or refused to perform your job duties in a reasonable and appropriate manner (including failure to follow reasonable directives), (ii) the Board, or a duly appointed representative of the Board, has counseled you in writing about the neglect of duty and given you a reasonable opportunity to improve, and (iii) your neglect of duty either has continued at a material level after a reasonable opportunity to improve or has reoccurred at a material level within one year after you were last counseled.

For purposes hereof, "poor job performance" means and is limited to the following circumstances: (i) you have, in one or more material respects, failed to perform your job duties in a reasonable and appropriate manner, (ii) the Board, or a duly appointed representative of the Board, has counseled you in writing about the performance problems and given you a reasonable opportunity to improve, and (iii) your performance problems either have continued at a material level after a reasonable opportunity to improve or the same or similar performance problems have reoccurred at a material level within one year after you were last counseled.

For purposes of this letter agreement, "good reason" means the occurrence of any of the following, in each case without your written consent:

a material reduction in your Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions; a material reduction in your Incentive Plan target bonus; or

(iii)a material, adverse change in your title, authority, duties or responsibilities (other than as required by applicable law).

You cannot terminate your employment for good reason unless you have provided written notice to the company of the existence of the circumstances providing grounds for termination for good reason within thirty (30) days of the initial existence of such grounds and the company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment for good reason within ninety (90) days after the first occurrence of the applicable grounds, then you will be deemed to have waived your right to terminate for good reason with respect to such grounds.

Further, for purposes of this letter agreement, a "Change of Control" means:

the acquisition of the company by another entity by means of merger, consolidation or other transaction or series of related transactions resulting in the exchange of the outstanding shares of the company for securities of, or consideration issued, or caused to be issued by, the acquiring entity or any of its affiliates, provided, that after such event the shareholders of the company immediately prior to the event own less than a majority of the outstanding voting equity securities of the surviving entity immediately following the event; or

(ii) any sale, lease, exchange or other transfer not in the ordinary course of business (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company.

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